EXECUTION COPY

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

Exhibit 10.1

PRODUCT COMMERCIALIZATION AGREEMENT

This Product Commercialization Agreement (the “Agreement”) is made as of the date of the last signature hereto (the “Effective Date”) by and between Iterum Therapeutics US Limited, with a place of business at 200 South Wacker, Suite 3100 Chicago, Illinois 60606 (“Client ”); and EVERSANA Life Science Services, LLC, with a place of business at 7045 College Blvd, #300, Overland Park, Kansas, 66211, United States (“EVERSANA”). Client and EVERSANA are hereinafter referred to individually as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS Client is a pharmaceutical company that has all rights necessary to market, promote and Commercialize (as defined below) the Product (as defined below) in the Territory (as defined below);

WHEREAS EVERSANA is a life sciences services company that has experience providing commercialization services to pharmaceutical companies; and

WHEREAS Client wishes to engage EVERSANA to supervise and manage the day-to-day Commercialization of the Product in the Territory under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and other consideration received by the Parties; the Parties hereby agree as follows:

1.
DEFINITIONS

For the purposes of this Agreement, the following words and expressions shall have the stated definitions:

1.1
“Act” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended from time to time, together with any rules, regulations, guidances, guidelines and requirements of the FDA as may be in effect from time to time.
1.2
“Adverse Event” means the development of an undesirable medical condition or the deterioration of a pre-existing medical condition following or during exposure to the Product, whether or not considered causally related to the Product, the exacerbation of any pre-existing condition(s) occurring following or during the use of the Product or any other adverse event, adverse experience or adverse drug experience described in the FDA’s Investigational New Drug safety reporting and post-marketing reporting regulations, 21 C.F.R. § 312.32 and § 314.80, respectively, as they may be amended from time to time. For purposes of this Agreement, without limiting the forgoing, “undesirable medical condition” includes symptoms (e.g., nausea, chest pain), signs (e.g., tachycardia, enlarged liver) or the abnormal results of an investigation (e.g., laboratory findings, electrocardiogram), including unfavorable side effects, toxicity, injury, overdose, sensitivity reactions or failure of the Product to exhibit its expected pharmacologic/biologic effect.
1.3
“Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party, but only for so long as such control exists. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person, means (a) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person, (c) the power to elect or appoint more than fifty percent (50%) of the members of the board of directors or other governing body of such Person; or (d) with respect to a limited partnership or other similar entity, its general partner or controlling entity.
1.4
“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Statute, the False Claims Act, the Department of Health and Human Services Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers, released April 2003, the healthcare fraud and false statements provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and any other applicable law, rule, regulation or industry code governing anti-bribery and anti-corruption laws and laws applicable in the Territory for the prevention of kickbacks, fraud, abuse, racketeering, money laundering or terrorism.
1.5
“Applicable Law” means (a) all applicable laws, rules and regulations, including any applicable rules, regulations, guidelines or other requirements of Governmental Authorities that may be in effect in the Territory from time to time during the Term, including (i) the Act, (ii) the Prescription Drug Marketing Act, (iii) Anti-Corruption Laws, (iv) all federal, state or local statutes, laws, ordinances, regulations or guidelines relating to employment, safety and health of employees and the withholding and payment of required taxes with respect to employees, (v) all federal, state or local statutes, laws, ordinances, regulations or guidelines relating to data protection and privacy, including (a) the United States Department of Health and Human Services privacy rules under the Health Insurance Portability and Accountability Act and the Health Information Technology for Economic and Clinical Health Act and (b) the PhRMA Code on Interactions with Healthcare Professionals.
1.6
“Arising Product Know-How” means all Know-How specific to the Product arising out of or in connection with either Party’s or their respective Affiliates’ (and, in the case of EVERSANA, its Third-Party contractors’) activities under or in connection with this Agreement, including all Know-How constituting deliverables provided by or on behalf of EVERSANA or its Affiliates to Client as part of the Services, but excluding all EVERSANA Know-How.

1.7
“Brand Team” means the leadership team established by EVERSANA to oversee Commercial operations, including, but not limited to the following members: [**].
1.8
“Business Day” means a day other than Saturday or Sunday or other day on which commercial banks in the State of New York are authorized or required by law to close.
1.9
“Buyers” or “Customers” means those customers or consignees of Client to whom Products are distributed by EVERSANA.
1.10
“Change of Control” means (a) the acquisition of Client and/or any of its Affiliates by a Third Party by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation in which the majority of the outstanding shares of Client and/or any of its Affiliates are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, but excluding any transaction effected primarily for the purpose of changing Client and/or any of its Affiliates’ jurisdiction of incorporation), unless Client and/or any of its Affiliates’ shareholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions hold at least a majority of the voting power of the surviving or acquiring entity, (b) the sale by Client and/or any of its Affiliates to a Third Party of all or substantially all of the assets of Client and/or any of its Affiliates to which this Agreement pertains, (c) the sale by Client and/or any of its Affiliates to a Third Party of all or substantially all rights in the Product in the Territory, including all Intellectual Property Rights therein and all Regulatory Documentation, or (d) the grant by Client and/or any of its Affiliates to a Third Party of an exclusive license to sell, and book sales of, the Product in the Territory.
1.11
“Change of Control Partner” means the Third Party counterparty to Client and/or any of its Affiliates in a Change of Control or, as applicable, the surviving entity resulting from such Change of Control.
1.12
“Client Know-How” means all Know-How necessary or useful for the Commercialization of the Product that either: (a) is in Client’s possession and Control of as of the Effective Date; or (b) after the Effective Date, (i) is independently developed by Client without use of any EVERSANA Confidential Information or EVERSANA Know-How or (ii) is acquired by Client from a Third Party, and, in each case ((i) and (ii)), comes into Client’s possession and Control during the Term.
1.13
“Client Patent Rights” means all Patent Rights Controlled by Client as of the Effective Date or during the Term that claim the composition of matter of, or any method of making or using, the Product or otherwise would, in the absence of a license thereunder, be infringed by the manufacture, use, sale, offer for sale or import of the Product.
1.14
“Client Technology” means Client Know-How and Client Patent Rights.
1.15
“Commercial Launch” means the later of (i) the Business Day immediately following the initial Product launch meeting and (ii) the first commercial sale of the Product in the Territory.

1.16
“Commercialization,” “Commercialize” and “Commercializing” mean any and all customary processes and activities undertaken by a pharmaceutical company to accomplish the commercialization of a pharmaceutical product, including the storage, distribution, sales, third party logistics, promotion and marketing of a pharmaceutical product and managing returns of a pharmaceutical product, Patient Access Programs, and reimbursements for a pharmaceutical product, but expressly excludes activities related to development or testing of a pharmaceutical product or Manufacturing.
1.17
“Commercialization Budget” means the commercialization budget for the Services to be provided by or on behalf of EVERSANA hereunder and as approved in accordance with Section 4.4 or Section 4.5, as applicable, and as may be amended.
1.18
“Confidential Information” of a Party (the “Disclosing Party”) means all trade secrets, business, operational, marketing, financial, technical, manufacturing, scientific, or other information, that, in each case, is confidential or proprietary to the Disclosing Party or any of its Affiliates, is not generally known to the public, and is furnished to the other Party (the “Receiving Party”) by or on behalf of the Disclosing Party pursuant to this Agreement or the Prior CDA, before or after the Effective Date, whether in written, electronic, oral, visual or other form. Confidential Information of a Party may include such Party’s and its Affiliates’ processes and methods, process specifications and designs, inventions, Know-How, data, intellectual property, business and marketing plans, financial information, pricing information, customer data, research and development activities and other materials or information relating to business or activities which are not generally known to the public, and confidential information of Third Parties in the possession of the Disclosing Party. This Agreement, including its provisions, terms and conditions hereof, shall be deemed the Confidential Information of both Parties, and each Party shall be deemed both a Disclosing Party and a Receiving Party with respect thereto.
1.19
“Control” or “Controlled by” means, with respect to any Know-How, Patent Rights or other Intellectual Property Rights, possession by a Party of the ability (whether by ownership, license or other right, other than pursuant to a license granted to such Party under this Agreement) to grant to the other Party a license, sublicense or other access to such Know-How, Patent Rights or other Intellectual Property Rights without violating the terms of any agreement or other arrangement with any Third Party.
1.20
“Corporate Trademarks” means the trade names, corporate names and corporate logos of Client or Client’s Affiliates (a) used in the Prescribing Information, or (b) authorized or approved by Client for use in Materials that may be provided or generated hereunder.
1.21
“Dedicated Employee” means an EVERSANA employee that is one hundred percent (100%) dedicated to provision of the Services.
1.22
“Detail” means a face-to-face visit during which a Sales Force representative makes a presentation with respect to the Product to an Eligible Prescriber, such that (a) the relevant characteristics of the Product are described by the Sales Force representative in a fair and balanced manner consistent with the requirements of this Agreement and Applicable Law and (b) such Eligible Prescriber is given an opportunity to place an order for Product in accordance with this Agreement. When used as a verb, “Detail” means to perform a Detail.
1.23
“Diverted Or Unauthorized Product” means: (i) expired, defective, or out of specification Product that is diverted from planned destruction; (ii) Product within Client’ product quality specifications that is intended for one market and sold or transferred into another market in violation of applicable laws, regulations, Client’ policies, or Client’ contracts; (iii) Product stolen from within the distribution or supply chain; (iv) Product acquired, repackaged, and sold by a third party in a standard or customary size or unit of measure that Client currently offers for sale in the Territory; (v) Product sold by Client for use in non-domestic markets (if any) which is subsequently sold or imported for sale or use in the Territory, or (vi) products that are or purport to be biosimilar to, or a copy of, or a generic of, the Product that are not manufactured and supplied by Client or its authorized manufacturers.
1.24
“Eligible Prescriber” means a health care provider that has the authority to prescribe the Product under Applicable Law and, in the event Product samples will be distributed by members of the Sales Force, “Eligible Prescriber” shall further mean a health care provider that is allowed to receive Product samples under Applicable Law.
1.25
“EVERSANA Know-How” means all Know-How that either: (a) is in EVERSANA’s possession and Control of as of the Effective Date (“EVERSANA Pre-Existing Know-How”); or (b) after the Effective Date during the Term, is developed or acquired by, licensed by, or independently developed by or on behalf of EVERSANA outside of providing the Services or performing other activities under this Agreement and without use of any Client Confidential Information or Client Know-How. In addition, EVERSANA Know-How includes any improvement, modification or enhancement of the EVERSANA Pre‑Existing Know-How that is made, generated, developed or invented by or on behalf of EVERSANA in the course of providing the Services or performing other activities under this Agreement, and is generally applicable to the services EVERSANA provides to its clients, but does not constitute deliverables provided by or on behalf of EVERSANA to Client as part of the Services.
1.26
“Executive Officers” means, with respect to Client, its Chief Executive Officer, and with respect to EVERSANA, its Chief Executive Officer.
1.27
“FDA” means the United States Food and Drug Administration or any successor agency thereto in the Territory.
1.28
“Fees” means the fees to which EVERSANA is entitled for rendering the Services to Client pursuant to SOWs issued pursuant to this Agreement, including any Fees earned by EVERSANA pursuant to the Start-Up Agreement between the parties dated February 11, 2025 and the Master Services Agreement between the parties dated April 7, 2025. For clarity, Fees exclude Pass-Through Costs.
1.29
“Field Alert” means a field alert report, as required under 21 C.F.R. § 314.81(b)(1), as such regulation may be amended from time to time.

1.30
“Field Force” means the Dedicated and non-Dedicated Employees deployed in the Territory in customer-facing roles to render the Services hereunder, including, but not limited to, the Sales Force, medical science liaisons, other medical field team members, account and trade team members, nurse educators, and medical information call center personnel.
1.31
“GAAP” means United States generally accepted accounting principles.
1.32
“Governmental Authority” means any federal, state or local court, administrative agency, commission or other governmental authority or instrumentality, including the FDA, having authority in the United States over the activities contemplated hereunder. Governmental Authority shall include any Regulatory Authority.
1.33
“Initial Delivery Date” means the date on which any Products are first received at EVERSANA Premises.
1.34
“Intellectual Property Rights” means all intellectual property rights anywhere in the world, whether or not registered, including Patent Rights, utility models, rights in inventions, trademarks, service marks, rights in trade dress (including product configuration and packaging), rights in business and trade names, rights in domain names, designs, copyrights, trade secrets, rights in Know-How and Confidential Information, and, in each case, rights of a similar or corresponding character.
1.35
“Joint Management Committee” or “Committee” has the meaning set forth in Section 4.1.
1.36
“Know-How” means all patentable and non-patentable inventions, discoveries, technologies, tools, models, knowledge, trade secrets, experience, skill, techniques, methods, processes (including manufacturing processes), procedures, formulas, compounds, compositions of matter, assays, tests (including diagnostic tests), materials, specifications, descriptions, results and data, business or financial information, in any tangible or intangible form, marketing reports, business plans, standard operating procedures, and templates.
1.37
“Manufacture” and “Manufacturing” means all activities related to the manufacture of a pharmaceutical product for the Territory, including without limitation manufacturing for clinical use or commercial sale, as well as compliance with Applicable Law relating to the foregoing activities.
1.38
“Net Sales” means gross receipts from sales of the Product in the Territory, less in each case (a) sales returns and allowances actually paid, granted or accrued, including trade, quantity and cash discounts and other adjustments, including those granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, chargebacks, reimbursements or similar payments granted or given to wholesalers, distributors, buying groups or other institutions, (b) adjustments arising from consumer discount programs or other similar programs, (c) customs or excise duties, valued-added taxes, sales taxes, consumption taxes and other taxes (except income taxes) or duties relating to sales, any payment in respect of sales to the United States government, any state government or any foreign government, or to any other governmental authority, or with respect to any government-subsidized program or managed care organization, (d) freight and insurance (to the extent that such costs are included in the amount invoiced to customers and included in gross sales), and (e) reasonable distributors’ and inventory management fees.
1.39
“NDA” means a New Drug Application, as more fully defined in 21 CFR Part 314 (or any successor regulation thereto), filed with the FDA, including all amendments or supplements thereto.
1.40
“NDA Approval” means the approval of an NDA for the Product by FDA.
1.41
“Operating Committee” has the meaning set forth in Section 4.2.
1.42
“Other Reportable Information” means, other than Adverse Events, any communication or other information that is required to be reported by EVERSANA to Client in accordance with the training to be provided under this Agreement.
1.43
“Pass-Through Costs” means amounts payable by EVERSANA to Third Parties in order to perform the Services, including, (a) fees payable to Third Party contractors, (b) amounts payable to acquire materials or other resources, (c) travel expenses and (d) bonuses payable to members of the Field Force in accordance with a Statement of Work (“Field Force Bonuses”). For clarity, Pass-Through Costs shall not include EVERSANA overhead costs, or EVERSANA administrative expenses. Freight and supply chain costs are not Pass-Throughs and shall be invoiced pursuant to Exhibit C.
1.44
“Patent Rights” shall mean patents and patent applications, including provisional applications, continuations, continuations-in-part, continued prosecution applications, divisions, substitutions, reissues, additions, renewals, reexaminations, extensions, term restorations, confirmations, registrations, revalidations, revisions, priority rights, requests for continued examination and supplementary protection certificates granted in relation thereto, as well as utility models, innovation patents, petty patents, patents of addition, inventor’s certificates, and equivalents in any country or jurisdiction.
1.45
“Patient Access Programs” means programs to assist patients with filling their prescriptions, including through help desks, triage procedures, bailment programs, and reduced cost or no cost prescription fulfillment.
1.46
“PDMA” means the Prescription Drug Marketing Act of 1987, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder and in effect from time to time.
1.47
“Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, corporation, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, or any other legal entity, including a Governmental Authority.
1.48
“PPACA” shall have the meaning set forth in Section 7.2c.

1.49
“Prior CDA” means that certain Confidentiality Agreement between the Parties and Dr. Reddy’s Laboratories, Inc. dated [**].
1.50
“Premises” means EVERSANA’s corporate office and its warehouse facilities located at [**] or such other facilities as EVERSANA and Client may mutually agree, and to the extent they are used for storage and/or handling of Products, are listed in the Quality Agreement.
1.51
“Prescribing Information” means the FDA-approved labeling for the Product.
1.52
“Product” means Orlynvah™.
1.53
“Product Copyrights” means all copyrightable subject matter related to the Product included in the Prescribing Information, the Promotional Materials, training materials related to the Product or other Product-related material provided hereunder or otherwise authorized or approved by Client under this Agreement for use by EVERSANA in performing the Services.
1.54
“Product Quality Complaint” means any and all manufacturing or packaging-related complaints related to the Product, including (a) any complaint involving the possible failure of the Product to meet any of the specifications for the Product and (b) any dissatisfaction with the design, packaging or labeling of the Product.
1.55
“Product Trademarks” means the Product-specific trademarks Controlled by Client during the Term in the Territory (a) used in the Prescribing Information; or (b) authorized or approved by Client for use in Promotional Materials, training materials regarding the Product, or other material relating to the Product that may be provided or generated hereunder; but, in each case, excluding the Corporate Trademarks.
1.56
“Promotional Materials” shall have the meaning provided in Section 3.4c.
1.57
Quality Agreement” means one or more quality agreements to be entered into by the Parties to address compliance, audit rights and responsibilities and maintenance of records in connection with the provision of the Services including warehousing and channel management services.
1.58
“Regulatory Authority” means any national, federal, state, or local governmental or regulatory authority, agency, department, bureau, commission, council or other government entity located in the Territory, including FDA, Centers for Medicare and Medicaid Services (CMS), and the Office of Inspector General of the U.S. Department of Health and Human Services, regulating or otherwise (a) exercising authority with respect to the development, manufacture, approval, registration, licensing, or commercialization of the Product in such regulatory jurisdiction in the Territory, or (b) having legal authority with respect to the exploitation of the Product in the Territory.
1.59
“Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals filed with or obtained from Regulatory Authorities in the Territory with respect to the Product (including all NDAs and NDA Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) with respect to the Product, and all supporting documents with respect to any of the foregoing relating to the Product, and all clinical and other data contained in any of the foregoing, including all Regulatory Authority approvals, regulatory drug lists, advertising and promotion documents and related FDA submissions and correspondence, adverse event files and complaint files and related FDA submissions; in each case, to the extent related to the Product.
1.60
“Replacement Cost” means Client’s incremental, actual manufacturing cost to replace Products lost or damaged.
1.61
“Sales Force” means the EVERSANA Dedicated Employees deployed in the Territory to Detail Eligible Prescribers and generate demand, specifically, but not limited to, sales representatives, sales district managers, and regional business directors.
1.62
“Sales Projections” means the estimated financial forecast based on Net Sales over the continuous twelve (12) month period beginning on the Effective Date.
1.63
“Sales & Promotion Policies” means EVERSANA’s compliance policies and other policies generally applicable to the Commercialization of pharmaceutical products in the Territory, in each case to be approved by Client once provided by EVERSANA, as the same may be amended, modified or supplemented from time to time upon notice by EVERSANA to Client.
1.64
“Services” means services to be performed by EVERSANA as set forth on Exhibit C (“Channel Management Services”), and as set forth in a Statement(s) of Work (as defined in Section 3.1 below), the form of which is attached hereto on Exhibit B.
1.65
“Solicitation Fee” shall have the meaning set forth in Section 13.2b.
1.66
“Term” shall have the meaning set forth in Section 15.1.
1.67
“Territory” means the United States and all of its territories and possessions.
1.68
“Third Party” means any Person other than Client, EVERSANA and their respective Affiliates.
2.
APPOINTMENT AND LICENSE.
2.1
Appointment. Subject to the terms and conditions of this Agreement, from the Effective Date and for the duration of the Term, Client hereby appoints EVERSANA as its exclusive provider of the Services pursuant to a Statement of Work, and EVERSANA hereby agrees to perform the Services in accordance with this Agreement, the relevant Statement of Work and Applicable Law.
2.2
License Grant. Subject to the terms and conditions of this Agreement, Client hereby grants EVERSANA a limited, non‑transferable, non‑sublicensable (except to EVERSANA’s

Affiliates or, with prior written consent of Client, to Third Parties), non-exclusive license under the Product Copyrights, Product Trademarks, and Corporate Trademarks to prepare and use Promotional Materials and training materials (including any Product Copyrights, Product Trademarks, and Corporate Trademarks contained therein) in the Territory solely to the extent necessary for EVERSANA to provide the Services and perform its other obligations under this Agreement.
3.
SERVICES
3.1
EVERSANA Responsibilities and Expenses. EVERSANA shall provide the Services and shall be responsible for all costs incurred under the Commercialization Budget and pursuant to the pricing outlined in Attachment 2 to Exhibit C, subject to the reimbursement and payment obligations of Client set forth in Section 5 below. EVERSANA will perform Services for Client as specified in one or more Statement(s) of Work, the form of which is set forth in Exhibit C (each, a “Statement of Work” or “SOW”), and consistent with the terms and conditions applicable to each Service as outlined in the corresponding SOW and any Exhibits to this Agreement. Client shall compensate EVERSANA for the performance of the Services as specified in the applicable SOW. In the event of a conflict between the terms of this Agreement and an SOW, the terms of this Agreement shall control. However, in the event that the SOW expressly provides that certain provisions of the SOW shall take priority over specified provisions of the agreement, then, to the extent that such provisions apply, such provisions of SOW shall take priority. Following the Effective Date, any Statements of Work issued under the Start-Up Agreement will be governed by this Agreement and any remaining Fees to be earned under such Statement(s) of Work shall be invoiced and paid pursuant to Section 5.
3.2
Client Responsibilities and Expenses. Client shall provide the functions and responsibilities set forth herein, including Product manufacturing and obtaining and maintaining all regulatory approvals for the Product in the Territory as required by Applicable Law, and as is necessary for EVERSANA to provide the Services in accordance with this Agreement and Applicable Law. Client shall be responsible for all costs incurred in performing such functions and responsibilities.
3.3
Use of Affiliates and Third-Party Contractors.
a.
EVERSANA shall have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates; provided, however, that (i) any such Affiliate shall be bound by the obligations set forth in this Agreement, (ii) any actions, omissions or conduct by such Affiliate in performing such obligations or exercising such rights shall be deemed to be actions, omissions or conduct of EVERSANA, and (iii) EVERSANA shall remain responsible for the performance of such obligations by such Affiliate and for such Affiliate’s compliance with this Agreement and the Quality Agreement.
b.
EVERSANA shall have the right to use Third Party contractors to perform Services on EVERSANA’s behalf. EVERSANA may engage individual consultants to augment its staff if necessary, without the prior written consent of Client. Any

Third-Party contractor that EVERSANA uses to perform Services on EVERSANA’s behalf (i) shall be engaged by EVERSANA pursuant to a written agreement consistent with the terms of this Agreement, to the extent applicable to the Services to be performed by such Third-Party contractor, (ii) any actions, omissions or conduct by such Third-Party contractor in performing such obligations or exercising such rights shall be deemed to be actions, omissions or conduct of EVERSANA, and (iii) EVERSANA shall at all times remain responsible for the performance of such Services by any such Third Party contractor and for such Third Party contractor’s compliance with its obligations under this Agreement and the Quality Agreement.
3.4
Field Force. EVERSANA shall engage the members of the Field Force as set forth in the Commercialization Budget to market the Product in the Territory. Each member of the Field Force shall be a Dedicated Employee hereunder. For clarity, a sales force representative who is a Dedicated Employee would not market or Detail to Eligible Prescribers any products other than the Product. EVERSANA would be permitted, subject to the Committee’s approval, to decrease the number of sales representatives at any time due to a recall, FDA advisory, or any other circumstance that the Committee reasonably believes would materially impact demand for the Product in the Territory. For clarity, some Services, including Medical Information, Pharmacovigilance and call center support, will not require Dedicated Employees. The Services for which Dedicated Employees are required shall be specified in the Commercialization Budget, [**] and, if the Parties agree that EVERSANA shall provide the Service pursuant to a SOW, [**].
a.
Field Observations. Upon Client’s written request, EVERSANA shall conduct a minimum of [**] field observations per [**] per EVERSANA sales representative (which field observations Client may also attend in its reasonable discretion) with the sales representatives during normal business hours to evaluate overall quality assurance of the Detailing of the Product by the Sales Force. If any such observations indicate that a Detail is not being delivered or received in accordance with the terms set forth in this Agreement, the Operating Committee (as defined in Section 4.2 below) shall discuss what, if any, corrective plan of action is required to address such issue.
b.
Training Program and Materials. EVERSANA shall train and certify, as required by Applicable Law, the members of the Field Force, prior to such member performing any Commercialization activities, with respect to: (i) Product knowledge; (ii) competitive product knowledge; (iii) compliance with Applicable Law; (iv) reporting of Adverse Events, Field Alerts, Product Quality Complaints, Manufacturing Information Requests, and Other Reportable Information; (v) use of Product samples (if applicable) and Promotional Materials; and (vi) such other information the Committee deems necessary or appropriate. EVERSANA shall verify that each Field Force member has satisfactorily completed the initial training and shall verify that each Field Force member completed on-going training on an annual basis. The Parties agree that EVERSANA and Client will collaborate together to provide training materials specific to the Product, however, all training materials shall be approved by Client prior to use by Eversana. EVERSANA shall verify that each Sales Force representative has satisfactorily completed the initial training and shall verify on an annual basis that each Sales Force Representative maintains any required licenses. The Parties shall ensure that an EVERSANA senior deployment solutions leader is present at all in-person training sessions conducted by Client in conjunction with EVERSANA, and EVERSANA agrees that the prior written approval (email to suffice) of Client is required in respect of the relevant Dedicated Employee to be appointed to the role of senior deployment solutions leader.
c.
Promotional Materials. EVERSANA shall be responsible for designing and producing promotional, marketing and educational materials regarding the Product (in any form or medium), such as printed brochures, videos, websites, and other materials for use by Sales Force representatives, distributors or medical providers or in advertisements or web sites, in each case, in or for the Territory (“Promotional Materials”). EVERSANA shall provide Client with copies of all drafts of Promotional Materials in a timely manner. EVERSANA and Client will be jointly responsible for ensuring that any and all Promotional Materials are reviewed and approved by appropriate medical, legal and regulatory personnel. Client shall be responsible for ensuring that any and all Promotional Materials comply with Applicable Laws. All Promotional Materials are subject to approval by both Client and the Committee as set forth in Section 4.4h prior to first use.
d.
Sales Reports. Unless otherwise agreed between the Parties in a Statement of Work, EVERSANA shall deliver to Client a report setting forth the total prescriptions for the Product in the Territory broken out by Sales Force representative and territory (the “Prescriptions Summary”) during each of the following prescribed periods (i) within [**] after the end of each week setting forth the Prescriptions Summary during such week and (ii) within [**] after the end of each calendar month setting forth the Prescriptions Summary during such calendar month.
4.
MANAGEMENT OF THE COLLABORATION
4.1
Joint Management Committee. The Parties shall establish a committee (the “Joint Management Committee” or “Committee”) as more fully described in this Section 4. The Committee shall have review and oversight, responsibilities for all Commercialization activities performed under this Agreement. Client shall designate a chairperson of the Committee. The chairperson shall convene the Committee at least [**] to discharge its responsibilities.
4.2
Operating Committee. In addition to the Joint Management Committee, the Parties shall establish an operating committee (the “Operating Committee”) which shall be comprised of one representative from each of EVERSANA and Client with the responsibilities for managing and ensuring the progression of day-to-day Commercialization matters, with each Party’s initial Operating Committee representative set forth in Exhibit A. Each Party may replace its Operating Committee representative at any time by written notice to the other Party. The Operating Committee shall meet at least [**], or as otherwise mutually agreed, to (1) conduct reviews of the most recent [**] report setting forth the total prescriptions for the Product in the Territory broken out by Sales Force representative and territory and (2) ensure Commercialization activities are being progressed and completed in accordance with the timelines and project plans agreed between the Parties in this Agreement and any Statement of Work entered pursuant to this Agreement, and shall oversee contact between the Parties for all matters related to Commercialization. The Parties hereby further agree that the Operating Committee shall (1) [**]. For the sake of clarity, Iterum shall approve and be responsible for all price adjustments.
4.3
Membership. The Committee shall be comprised of [**] representatives (or such other number of representatives as the Parties may agree) from each of Client and EVERSANA. Each Party may replace any of its representatives on the Committee at any time upon written notice to the other Party. Each representative of a Party shall have relevant expertise in pharmaceutical drug product Commercialization and be suitable in seniority and experience and have been delegated the authority to make decisions on behalf of the applicable Party with respect to matters within the scope of the Committee’s responsibilities. Any member of the Committee may designate a substitute to attend and perform the functions of that member at any meeting of the Committee.
4.4
Responsibilities. The Committee shall perform the following functions:
a.
review and approve the Commercialization Budget each calendar year;
b.
recommend, review, and approve amendments or revisions to the Commercialization Budget;
c.
review and approve the sales forecast for each calendar year;
d.
review and approve a rolling [**] forecast of Product demand to be used for manufacturing planning purposes, including raw material and excipient ordering, production scheduling, etc.
e.
review and discuss pricing and reimbursement strategy (it being understood that Client shall be solely responsible for establishing the wholesale acquisition cost of the Product and final decision-making responsibility with respect to Product pricing shall rest solely with Client);
f.
review and approve payer contracting;
g.
consider and approve any Sales Force reduction or expansion in accordance with Section 3.4 (with the exception of circumstances where EVERSANA is unable to provide the Sales Force expansion required and/or requested by Client, it shall be understood that any Sales Force expansion not expressly contemplated by this Agreement would require EVERSANA’s prior written approval, with such approval not to be unreasonably withheld); and
h.
review and approve Promotional Materials, provided that, pursuant to Section 3.4c, all such Promotional Materials will be reviewed and approved by Client prior to

Committee review and the Committee will not be permitted to change any Promotional Materials without the prior written consent of Client.

The Committee shall further serve as a forum for discussion and shall perform such other functions agreed to by the Parties in writing. A [**] business review will be presented to the Committee by EVERSANA’s representatives. Any changes to the Commercialization Budget shall require approval in accordance with Section 4.5.

4.5
Decisions. Except as otherwise provided herein, with respect to Commercialization of the Product, [**]. If the Committee cannot agree on a matter within its authority hereunder within [**] after it has met and attempted to reach such decision, then either Party may, by written notice to the other, have such issue referred to the Executive Officers for resolution. The Parties’ respective Executive Officers shall meet within [**] after such a matter is referred to them and shall negotiate in good faith to resolve the matter. If the Executive Officers are unable to resolve the matter within [**] after the matter is referred to them, then the issue shall be finally resolved by Client. Notwithstanding Client’s final decision-making authority set forth above, the unanimous approval of both Parties’ Committee representatives or the mutual written agreement of the Parties will be required for the approval of each annual Commercialization Budget. [**],. The Committee shall have only such rights, powers and authority as are expressly delegated to it under this Agreement, and such rights, powers and authority shall be subject to the terms and conditions of this Agreement. The Committee shall not be a substitute for the rights of the Parties hereunder. Notwithstanding any other provision of this Agreement to the contrary, the Committee shall not have any right, power or authority: (a) to determine any issue in a manner that would conflict with the express terms and conditions of this Agreement; or (b) to modify or amend the terms and conditions of this Agreement.
5.
FEES AND PAYMENTS
5.1
Fees. Beginning on [the Effective Date], EVERSANA will invoice Client (i) monthly in arrears for the Fees not associated with the Field Force earned by EVERSANA in the prior month and (ii) monthly in advance for the Fees associated with the Field Force, in each case, unless otherwise agreed in a Statement of Work. For the avoidance of doubt, Pass-Through Costs are to be invoiced by EVERSANA to Client monthly in arrears in accordance with Section 5.2.
5.2
Pass-Through Costs. EVERSANA will invoice Client monthly in arrears for one hundred percent (100%) of Pass-Through Costs incurred by EVERSANA, [**]. Notwithstanding the foregoing, for expenses for production-related services or other costs where EVERSANA is required to pay up front to a Third-Party vendor (“Advance Payment”), EVERSANA may invoice Client in time for EVERSANA to receive payment from Client prior to earlier of the Advance Payment due date and the date on which EVERSANA must make a non-cancellable commitment. EVERSANA will only make Advance Payments following approval of relevant invoices by Client. EVERSANA reserves the right to refuse to make commitments, or to cancel any commitments made on behalf of Client if payment is not scheduled in a timely manner for any reason.

5.3
Fee Increases. Beginning on the [**] anniversary of the Effective Date, and each additional [**] anniversary thereafter, EVERSANA shall have the right to increase any then-current transaction or monthly fees in the Commercialization Budget for a Service provided under this Agreement by [**].
5.4
Ongoing Services. If the Parties are in the process of negotiating a new SOW to cover Services that EVERSANA is already then providing to Client, including but not limited to the Services of the Field Force and Brand Team, the Parties shall continue to operate pursuant to the existing SOW and its terms (including EVERSANA’s right to continue to invoice Client for the on-going Services pursuant to the rates in the agreed upon SOW) until such time as its replacement is executed by both Parties, provided that such Field Force and Brand Team members are providing the applicable Services at the time.
5.5
Invoices. Client shall pay each invoice within [**] of receipt of such invoice. If Client disputes any charges or amounts on any invoice in writing or by email, and such dispute cannot be resolved promptly through good faith discussions between Client and EVERSANA, then Client will pay by the applicable payment due date the amount of the invoice less the disputed amount, provided that Client shall diligently proceed to work with EVERSANA to resolve any such disputed amount. If Client has not disputed an Invoice in writing within [**] of receipt, the Invoice shall be deemed approved and accepted. [**].
5.6
Manner of Payment. All payments owed under this Section 5 shall be paid by wire transfer to a bank account designated by EVERSANA.
5.7
Taxes. Except for income or franchise taxes payable by EVERSANA with respect to the fees payable to it hereunder, EVERSANA shall have no liability for any, and Client shall bear all, property, ad valorem, inventory, sales use or other taxes in connection with the products or Services rendered by EVERSANA hereunder. If Client is required by law to deduct or withhold any tax or other amount from any sum payable to EVERSANA, then the sum payable by Client will be increased to the extent necessary to ensure that after such tax or other amount has been deducted, withheld or paid, EVERSANA receives on the due date and retains (free from any liability in respect of any such deduction, withholding or payment) a net sum equal to what EVERSANA would have received and so retained had not such deduction, withholding or payment been required or made.
5.8
Late Payments. In the event that any payment due under this Agreement (other than any portion thereof that is subject to a good faith dispute between the Parties) is not made when due, simple interest shall accrue on the late payment at a rate of [**], for the period from five (5) days following the due date for payment until the date of actual payment. The payment of such interest shall not limit EVERSANA from exercising any other rights it may have as a consequence of the lateness of any payment.
5.9
Effect of Failure to Pay. EVERSANA may, in addition to any other right or remedy that it may have under this Agreement or at law, suspend Client’s use of any Services provided hereunder if EVERSANA has not received payment in full within [**] of EVERSANA’s written demand therefor. Client agrees to reimburse EVERSANA for all costs and expenses, including reasonable attorneys’ fees, incurred by EVERSANA in enforcing collection of any monies due to it under this Agreement including EVERSANA’s actual loss of time related to the collection process.
6.
Intellectual Property.
a.
Client Property. EVERSANA acknowledges and agrees that, as between the Parties, Client shall own all rights, title and interest in and to (a) the Intellectual Property Rights in the Product, including the Client Technology, the Arising Product Know-How, the Product Trademarks, and the Product Copyrights, (b) the Corporate Trademarks, and (c) all Regulatory Documentation for the Product. EVERSANA shall, and it hereby does, assign to Client all rights, title and interest in and to any Arising Product Know-How made by or on behalf of EVERSANA (including by EVERSANA’s Affiliates or Third-Party contractors). EVERSANA shall cause personnel of EVERSANA and its Affiliates performing any Services to execute such documents and take such actions as are necessary to affect the foregoing assignment of Arising Product Know-How and shall require its Third Party contractors to do the same.
b.
EVERSANA Property. Client acknowledges and agrees that as between the Parties, EVERSANA shall own all right, title and interest in the EVERSANA Know-How. Nothing in this Agreement shall be construed to restrain EVERSANA or its Personnel in the use or exploitation of the techniques, methods and skills of (including in connection with systems operation, design and/or programming) which may be acquired in the course of performing work hereunder, to the extent not constituting Arising Product Know-How.
c.
Initial Delivery of Client Know-How. Client shall promptly deliver to EVERSANA copies or embodiments of the Client Know-How and any other information or material that is held or subsequently acquired by Client during the Term that Client is necessary or useful for EVERSANA to perform the Services in accordance with the terms and conditions of this Agreement and Applicable Law.
d.
No Registration of Trademarks and Copyrights. EVERSANA shall not use (other than in connection with the Services as approved by the Committee), seek to register or register, nor permit any of its Affiliates to use, seek to register or register, any trademark, service mark, name or logo, including as part of any domain name, social media handle or other identifiers, which is confusingly similar to, or a colorable imitation of, the Product Trademarks, Corporate Trademarks or Product Copyrights in any jurisdiction worldwide. EVERSANA shall not challenge, nor permit any of its Affiliates to challenge, Client’s or its Affiliates’ rights in, or the validity, enforceability, scope, or registrability of, any of the Product Trademarks, Corporate Trademarks or Product Copyrights or any registration or application, therefore.
e.
Tools and Technologies. Client acknowledges that the Services may include, incorporate, and/or be performed using generative artificial intelligence tools or technologies (collectively, “GenAI”). EVERSANA takes steps reasonably designed to ensure that any GenAI included, incorporated, and/or used to perform the Services does not result in a breach of this Agreement or Applicable Law. To the extent outputs from GenAI that are not EVERSANA Know-How are incorporated into Arising Product Know-How, as between EVERSANA and Client, EVERSANA does not claim any right, title, or interest to such outputs except as otherwise set forth in this Agreement. Client acknowledges that the Fees and pricing offered to Client are made on the understanding that GenAI may be included, incorporated, and/or used to perform the Services. If Client requests that EVERSANA limit or modify the use of GenAI in connection with the Services, EVERSANA reserves the right to suspend the Services until an agreement on modified Fees and pricing has been reached.
7.
REGULATORY MATTERS
7.1
Ownership of Regulatory Documentation and Approvals. As between the Parties, Client is solely responsible for and owns all right, title and interest in and to (a) all Regulatory Documentation concerning the Product and all information contained therein, (b) all regulatory approvals made or granted with respect to the Product, including any NDA Approval, and (c) all final Promotional Materials approved for use by Client pursuant to Section 3.4c.
7.2
Responsibility for Regulatory Approvals and Regulatory Communications.
a.
As between the Parties, Client has the sole right and responsibility for obtaining and maintaining all regulatory approvals for the Product in the Territory, including NDA Approval for the Product and for complying with all regulatory reporting obligations with respect to the Product in the Territory.
b.
As between the Parties, Client has the sole right and obligation: (i) to make any communications, reports, submissions and responses to FDA concerning the Product, including by reporting Adverse Events, Other Reportable Information and Field Alerts and (ii) to take any action (including any investigations) and conduct all communications with all Third-Parties that relate to all Product Quality Complaints or complaints related to tampering or contamination with respect to the Product, Adverse Events, Other Reportable Information and Field Alerts with respect to the Product; provided, however, that EVERSANA shall be responsible for any communications, reports, submissions or responses to Regulatory Authorities that it may be required to make under Applicable Law in connection with performing the Services; and provided, further, that EVERSANA shall, to the extent permitted by Applicable Law and not precluded by the request of a Governmental Authority, provide Client with either (x) reasonable advance written notice of, and an opportunity to discuss in good faith, any proposed communication with FDA in advance thereof with respect to the Product or any activities of Client hereunder or (y) otherwise provide written notice to Client of any communication with FDA concerning the Product or any activities of Client hereunder promptly following such communication and attach copies of such communication (whether by FDA or EVERSANA) to such notice. Notwithstanding the above, all investigations of EVERSANA employees or agents related to employment matters and EVERSANA internal policies and procedures may be conducted independently by EVERSANA (with prompt notice to Client under Section 7.3c) by EVERSANA.
c.
EVERSANA shall cooperate with Client’s reasonable requests and assist Client in connection with Client’s: (i) preparing any and all reports to FDA concerning the Product; (ii) preparing and disseminating all communications to Third Parties concerning the Product; and (iii) investigating and responding to any Product Quality Complaint, Adverse Event, Other Reportable Information, Field Alert, or other compliance inquiry or investigation related to the Product. Except as expressly set forth in Section 7.2b, Client is solely responsible for any and all communications with a Governmental Authority and for ensuring all such communications comply with Applicable Law. For purposes of clarification, except as expressly set forth in Section 7.2b, Client shall be responsible for any and all regulatory reporting requirements including aggregate spend reporting, reporting required by any State, as applicable, and pursuant to the disclosures required under the Patient Protection and Affordable Care Act (“PPACA”), even if there are joint disclosure obligations; and to the extent EVERSANA is deemed an applicable manufacturer under PPACA, Client shall provide EVERSANA with confirmation that such disclosures were properly made. Except as expressly set forth in Section 7.2b, Client is also solely responsible for: (x) all state and other municipal disclosures, including those related to drug samples, marketing expenses, product pricing, etc., and (y) all state and local municipal disposal laws related to the Product. EVERSANA shall cooperate with and assist Client, as reasonably requested in connection with such reporting requirements, including by providing Client, on a monthly basis, with details of EVERSANA’s aggregate spending in connection with the Services set forth herein, to allow Client to comply with the reporting requirements set forth above.
d.
As between the Parties, Client has the sole responsibility for (i) any statements, whether written or oral, to a Third Party regarding a Product Quality Complaint, Adverse Event, Other Reportable Information, Field Alert, or other compliance inquiry or investigation with respect to the Product, and (ii) taking any action concerning any Regulatory Authority approval under which the Product is sold. For clarification, in the event EVERSANA becomes aware of a Product Quality Complaint, Adverse Event, Other Reportable Information, Field Alert, or other compliance inquiry or investigation with respect to the Product, EVERSANA is only responsible for informing the Third Party that information in respect thereof has been or will be conveyed by EVERSANA to Client.
7.3
Adverse Events, Other Reports and Threatened Governmental Authority Action.
a.
With respect to Adverse Events, Other Reportable Information, Field Alerts, and Product Quality Complaints, in each case with respect to the Product, EVERSANA shall (i) train and inform members of the Sales Force in accordance with this Agreement and Applicable Law, and require any EVERSANA employee who has performed or is performing any Commercialization activity, to comply with

Applicable Law in connection with collection of information regarding the foregoing, and the reporting of such information to Client; and (ii) establish and actively supervise and manage procedures and protocols reasonably designed to ensure that all relevant information relating to the foregoing that comes to the attention of any member of the Sales Force or any EVERSANA employee who has performed or is performing any Commercialization activity, is promptly conveyed to EVERSANA so that EVERSANA can comply with its reporting obligations hereunder. For the avoidance of doubt, EVERSANA shall be responsible for training, informing, managing, and supervising members of the Sales Force in accordance with this Agreement and Applicable Law, and EVERSANA shall notify Client of any member of the Sales Force’s failure to comply with the policies and procedures of EVERSANA or Applicable Law.
b.
Client may, at its option, establish procedures for members of the Sales Force to provide such information referenced in Section7.3a directly to Client or its designee, which may be established or modified by Client from time to time by written notice to EVERSANA.
c.
Unless restricted or prohibited by Applicable Law or Governmental Authority, EVERSANA shall promptly notify Client if it receives information regarding any threatened or pending action regarding the Product by any Governmental Authority in the Territory.
d.
All training materials regarding Adverse Events, Other Reportable Information, Field Alerts and Product Quality Complaints to be utilized by EVERSANA in connection with its provision of the Services shall either be provided by Client to EVERSANA or, to the extent EVERSANA prepares such materials, shall be approved by Client. These training materials shall include the contact number and method of transferring potential reports and any specific product information related to the Product.
8.
PRODUCT MATTERS
8.1
Orders for Product; Terms of Sale; Returns. All sales will be recorded in Client’s name. Client shall have the ultimate responsibility and right to take, accept, reject or cancel orders, fill orders and establish and modify the terms and conditions of the sale of the Product (including with regard to any patient assistance programs and returns), subject to compliance with all action plans approved by the Committee. Notwithstanding the foregoing, EVERSANA shall have the day-to-day responsibility and right to take, accept, reject, or cancel orders, and fill orders so long as such actions are consistent with the approved all action plans approved by the Committee.
8.2
Returned Product. Eversana shall notify Client of any returned Product, cooperate with Client regarding the handling of such Product, and follow such other Product return procedures as set forth in Exhibit C.

8.3
Recalled Product. Each Party shall promptly notify the other Party in writing of any facts relating to the advisability of the recall, withdrawal or withholding from the market of the Product in the Territory. Client shall have the sole responsibility and right to determine if any recall, withdrawal or other form of market action is necessary with respect to the Product and shall be solely responsible for taking all actions to affect such recall, withdrawal or market action. At Client’s request, EVERSANA will cooperate with Client regarding Client’s handling of any recalls, withdrawals or market actions. Client shall be responsible for all costs incurred in connection with any recalls, withdrawals or market actions concerning the Product except where the sole basis for such recall, withdrawal, market action is due to the negligence or illegal conduct of Eversana. Client shall promptly reimburse EVERSANA for all documented, direct, out-of-pocket costs incurred by EVERSANA with respect to participating in any such recall, market withdrawal, product returns or other corrective action in the Territory, except to the extent of any such costs for which EVERSANA is responsible as set forth in the preceding sentence.
9.
COMPLIANCE MATTERS
9.1
Compliance with Laws and Policies.
a.
EVERSANA shall train the Sales Force in compliance with Applicable Law and inform Client of any noncompliance by such Sales Force that comes to the attention of EVERSANA. Each Party shall notify the other Party in writing promptly if any Third Party (including any Governmental Authority) notifies such Party in writing that such Party’s Commercialization activities are not in compliance with Applicable Law. Client shall be legally responsible and liable for the actions, omissions and conduct of its employees, including any breach of Applicable Law. EVERSANA shall be legally responsible and liable for the actions, omissions and conduct of its employees, including for the avoidance of doubt, all Dedicated Employees, including any breach of Applicable Law, except where such act, omission or conduct arises as a direct result of a member of the Field Force complying with the express written instructions of Client.
b.
Without limiting Section 9.1a, EVERSANA shall maintain a Sales Force compliance program that includes: (i) EVERSANA compliance monitoring to assess whether EVERSANA’s policies and procedures are being followed by the Sales Force; and (ii) a mechanism for the Sales Force to report, anonymously if they choose, any concerns including matters such as potential illegal activity. EVERSANA shall report to Client promptly, but in no event later than [**], after becoming aware of any allegation or investigation of illegal activity (and before reporting any such activity to any Governmental Authority) with respect to the alleged failure by a member of the Sales Force to comply with the requirements set forth in Section 9.1a or any reports provided pursuant to clause (ii) above and what action, if any, was taken by EVERSANA as a result. [**]. Client shall review and approve EVERSANA’s Sales Force compliance program.
c.
The Parties acknowledge and agree that any direct or indirect payment or transfer of value, as defined in the Physician Payments Sunshine Act (42 U.S.C.

§1320a-7h(e)(10)) and its implementing regulations (42 C.F.R. §403.900 et seq.), including any compensation, reimbursement for expenses, meals, travel, and medical journal reprints (collectively, “Payments or Transfers of Value”) to any physician licensed to practice in the Territory or any teaching hospital in the Territory (each, a “Covered Recipient”) is subject to transparency reporting requirements, including disclosure on the federal Open Payments website. EVERSANA shall implement EVERSANA’s policies and procedures requiring the Sales Force not to contract with, or make any Payment or Transfer of Value to, a Covered Recipient on behalf of Client without approval of Client. Notwithstanding any other provision of this Agreement to the contrary, EVERSANA shall comply with all reporting required by Applicable Law with respect to any Payments or Transfers of Value provided by the Sales Force to Covered Recipients in connection with this Agreement that come to the attention of EVERSANA. EVERSANA shall also provide Client with any and all information about Payments or Transfers of Value the Sales Force provides to Covered Recipients in connection with this Agreement to the extent required to enable Client to comply with its transparency obligations under Applicable Law. EVERSANA shall ensure all Payments or Transfers of Value made by the Sales Force to Covered Recipients in connection with this Agreement shall be made in accordance with Applicable Law to a centrally managed, pre-set rate structure based on a fair market value analysis. EVERSANA shall provide Client detailed expenditure information in a manner that conforms to industry standards, and EVERSANA shall maintain such documentation for a minimum of [**].
d.
Each Party shall comply with Applicable Law in performing its obligations or exercising its rights hereunder.
9.2
Obligation to Notify. Each Party shall promptly notify the other Party upon becoming aware of any breach or violation by the Sales Force or by such Party’s other employees of the Anti-Corruption Laws and shall take such steps as the Parties may agree to avoid a potential violation of the Anti-Corruption Laws.
10.
INDEPENDENT CONTRACTOR
10.1
The relationship of the Parties is that of independent contractors. Neither Party has the authority to bind the other, except only to the extent expressly set forth herein. Nothing herein is intended to create or shall be construed as creating between the Parties the relationship of joint venturers, partners, employer/employee or principal and agent.
10.2
EVERSANA and its directors, officers, employees and any Persons providing Services under the Agreement are at all times independent contractors with respect to Client. For the avoidance of doubt, persons provided by EVERSANA to perform the Services shall not be deemed employees of Client. Neither this Agreement nor the Services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee relationship between EVERSANA, its directors, officers, employees and any Persons providing Services under the Agreement, on the one hand, and Client on the other hand. Client understands that EVERSANA may utilize independent contractors in connection with its performance of the Services, subject to the provisions of the Agreement.
10.3
EVERSANA is, and at all times shall remain, solely responsible for the human resource and performance management functions of all EVERSANA personnel provided to perform the Services. EVERSANA shall be solely responsible for all disciplinary, probationary and termination actions taken by it, and for the formulation, content and dissemination of all employment policies and rules (including written disciplinary, probationary and termination policies) applicable to its employees, agents and contractors.
10.4
The Parties agree that EVERSANA personnel are not and are not intended to be or be treated as employees of Client and that no such individual is, or is intended to be, eligible to participate in any benefits programs or in any Client “employee benefit plans” (as defined in Section 3(3) of ERISA) (“Client Benefit Plan”).
10.5
Client shall have no responsibility to EVERSANA or any EVERSANA personnel, individual consultants or Third-Party contractors engaged by EVERSANA for any compensation, expense reimbursements or benefits (including vacation and holiday remuneration, healthcare coverage or insurance, life insurance, pension or profit-sharing benefits and disability benefits), payroll-related or withholding taxes, or any governmental charges or benefits (including unemployment and disability insurance contributions or benefits and workers compensation contributions or benefits) that may be imposed upon or be related to the performance by EVERSANA or its employees, agents or contractors of the obligations under this Agreement, all of which shall be the sole responsibility of EVERSANA. Client will not withhold any income tax or payroll tax of any kind on behalf of EVERSANA.
11.
STATEMENTS, RECORD-KEEPING AND AUDITS
11.1
EVERSANA Records. EVERSANA shall keep, or shall cause to be kept, complete and accurate books and records (financial and otherwise) pertaining to the performance of the distribution by its distribution division, HUB reimbursement team and Commercialization activities, regulatory and compliance matters and such records as are necessary for calculating Net Sales, Detail performance and training test results, in sufficient detail to verify compliance with its obligations hereunder and to calculate and verify all amounts payable hereunder. EVERSANA shall keep such books and records or shall cause such books and records to be kept, for a period of [**] after the expiration or termination hereof or such longer period as required by Applicable Law. All financial books and records kept by EVERSANA hereunder shall be maintained in accordance with GAAP, consistently applied.
12.
Audits of EVERSANA. Notwithstanding Client’s [**] inspection rights pursuant to section 3 of the Channel Management Services set forth in Exhibit C and the audit obligations agreed between the Parties in the Quality Agreement, upon not less than [**] written request of Client, EVERSANA shall, and shall cause its Affiliates to, permit an independent auditor designated by Client , at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 11.1 to ensure

EVERSANA’s compliance with this Agreement, including the accuracy of all reports and payments made hereunder, no more than [**] period during the Term and a period of [**] thereafter or such longer period as required by Applicable Law and no more than [**] with respect to any period so examined; provided that if any such audit reveals that EVERSANA is or was not in compliance with Applicable Law and the Sales & Promotion Policies with respect to its obligations under this Agreement, a corrective action plan developed as a result of a prior audit, and/or any other compliance obligations set forth herein, in all material respects, Client shall have the right to conduct such additional audits as may be reasonably required by Client to determine whether EVERSANA has appropriately remedied such non-compliance. The cost of any such audit shall be borne by [**]. If any such audit concludes that excess payments were received by EVERSANA during such period, EVERSANA shall reimburse such excess payments within [**] after the date on which such audit is completed plus interest calculated in accordance with Section 5.8. CONFIDENTIALITY
12.1
Maintaining Confidentiality. Confidential Information shall remain the property of the Disclosing Party. At all times during the Term and for [**] following the expiration or termination of this Agreement (or such longer period if required by Applicable Law), the Receiving Party shall use Confidential Information solely for the purposes set forth in this Agreement and shall not disclose such Confidential Information to any Third Party except as permitted under this Agreement or with the Disclosing Party’s prior written consent. The Receiving Party shall use at least the same degree of care for maintaining confidentiality of the Confidential Information as it uses to maintain the confidentiality of its own Confidential Information of similar value, but in no event less than a reasonable degree of care. The Receiving Party will immediately advise the Disclosing Party in writing if the Receiving Party becomes aware of any misappropriation or misuse by any Person of the Disclosing Party’s Confidential Information.
12.2
Exceptions to Confidentiality. The Receiving Party’s obligations set forth in Section 12.1 shall not extend to any Confidential Information of the Disclosing Party that the Receiving Party can demonstrate by competent evidence:
a.
was in the Receiving Party’s possession other than under an obligation of confidentiality prior to disclosure by the Disclosing Party;
b.
was in the public domain at the time of disclosure by the Disclosing Party;
c.
subsequently comes into the public domain through no fault, action or omission of the Receiving Party in breach of this Agreement or the Prior CDA;
d.
is disclosed to the Receiving Party on a non‑confidential basis by a Third Party that is not known to the Receiving Party to have a confidentiality obligation to the Disclosing Party; or
e.
was developed independently by the Receiving Party without use of or reliance on any Confidential Information disclosed or furnished by the Disclosing Party, as evidenced by the Receiving Party’s contemporaneously maintained written records.

12.3
Authorized Disclosure. The Receiving Party may disclose Confidential Information to the extent that such disclosure is:
a.
to its directors, officers, employees, advisers, consultants, attorneys, auditors, agents, contractors, or representatives that reasonably need to know the information for the purposes set out in this Agreement, and who are subject to obligations of confidentiality and non‑use substantially as protective as those set forth in this Agreement;
b.
to its Affiliates, including their directors, officers, employees, advisors, consultants, agents, contractors or representatives, to the extent they reasonably need to know the information for the purposes set out in this Agreement, and who are subject to confidentiality obligations substantially as protective as those set forth in this Agreement;
c.
to its legal counsels or auditors to provide legal advice or to conduct internal check, assessment or auditing who need to know the Confidential Information for the purpose of the Receiving Party’s internal check, assessment or auditing or in connection with the provision of legal services;
d.
to Third Parties (including potential Third Party investors or other financing sources) in connection with due diligence or similar investigations by such Third Parties, or to the Receiving Party’s current or potential Third Party investors or other financing sources in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use; or
e.
as required by Applicable Law, rules of public stock exchanges or court orders; provided that the Receiving Party may disclose only such information as is legally required, and provided further that the Receiving Party shall provide the Disclosing Party with as much advance written notice of such requirement as is reasonably possible and a reasonable opportunity to object to or limit such disclosure. and, at the Disclosing Party’s request and expense, cooperates with the Disclosing Party’s lawful efforts to contest such requirement or to obtain a protective order or other confidential treatment of the Confidential Information required to be disclosed. The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with any securities authority or other Governmental Authority or any stock exchange on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek and obtain confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what terms are disclosed to any securities authority or stock exchange, as the case may be, to the extent such Party determines, on the advice of legal counsel, that disclosure is reasonably necessary to comply with Applicable Law, including disclosure requirements of the U.S. Securities and Exchange Commission, or with the requirements of any stock exchange on which securities issued by a Party or its Affiliates are traded; and provided further that the Parties will use their reasonable efforts to file redacted versions with any Governmental Authorities which are consistent with redacted versions previously filed with any other Governmental Authority.

Further, the Receiving Party shall be responsible for any breach of confidentiality hereunder by those persons/entities set out in Sections 12.3a – 12.3d.

12.4
Return or Destruction of Confidential Information. On or after the effective date of the expiration or termination of this Agreement for any reason, at the Disclosing Party’s written request, the Receiving Party shall either, with respect to Confidential Information to which such Receiving Party does not retain rights under the surviving provisions of this Agreement: (a) promptly destroy all copies of such Confidential Information in the possession or control of the Receiving Party and confirm such destruction in writing to the Disclosing Party; or (b) promptly deliver to the Disclosing Party, at the Receiving Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the Receiving Party. Notwithstanding the foregoing, the Receiving Party shall be permitted to retain such Confidential Information (i) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (ii) any computer records or files containing such Confidential Information that have been created solely by the Receiving Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with the Receiving Party’s standard archiving and back-up procedures, but not for any other uses or purposes. Any Confidential Information retained by the Receiving Party in accordance with this Section 12.4 shall continue to be subject to the terms of this Agreement for the period set forth in Section 12.1.
12.5
Use of Name and Disclosure of Terms. Except as necessary to perform a Party’s obligations under this Agreement or as permitted pursuant to Section 12.3e, each Party (a) shall keep the existence, terms, and the subject matter (including the applicable transactions) covered by this Agreement confidential and shall not disclose such information to any other Person through a press release or otherwise and (b) shall not mention or otherwise use the name or any trademark of the other Party or its Affiliates in connection with this Agreement, in each case ((a) and (b)), without the prior written consent of the other Party in each instance (which shall not be unreasonably withheld, conditioned or delayed). The restrictions imposed by this Section 12.5 shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body, provided that any such disclosure shall be governed by Section 12.3. Nor shall the restrictions imposed by this Section 12.5 prohibit either Party from announcing this Agreement to the public promptly following the Effective Date, including such key terms and other items appropriate for such a public release, in each case subject to the written consent of the other Party, which shall not be unreasonably withheld. Further, the restrictions imposed on each Party under this Section 12.5 are not intended, and shall not be construed, to prohibit a Party from (x) identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this Section 12 or (y) disclosing (i) information for which consent has previously been obtained and (ii) information of a similar nature to that which has been previously disclosed publicly with respect to this Agreement, each of which ((i) and (ii)) shall not require advance approval, but copies of which shall be provided to the other Party as soon as practicable after the release or communication thereof.
13.
REPRESENTATIONS; WARRANTIES; COVENANTS
13.1
Mutual Representations and Warranties. Each Party represents and warrants to the other Party that as of the Effective Date:
a.
it is duly organized, validly existing in good standing under the laws of the place of its establishment or incorporation;
b.
it has full authority to enter into this Agreement and to perform its obligations under this Agreement and the provisions of this Agreement are legally binding upon it from the Effective Date;
c.
it has authority to do business in the Territory:
d.
its execution of this Agreement and performance of its obligations under it will not violate (i) any provision of its business license, articles of incorporation, articles of association or similar organizational documents; (ii) any Applicable Law or any governmental authorization or approval; and (iii) any contract to which it is a party or to which it is subject, or result in a default under any such contract;
e.
no lawsuit, arbitration or other legal or governmental proceeding is pending or, to its knowledge, threatened against it that would affect its ability to perform its obligations under this Agreement;
f.
it has disclosed to the other Party all documents issued by any Governmental Authority that may have a material adverse effect on its ability to fully perform its obligations under this Agreement, and none of the documents it has previously provided to the other Party contain any misstatements or omissions of material facts;
g.
it has not been debarred and is not subject to debarment and covenants that it shall not knowingly use in any capacity, in connection with the Services and the other activities described herein, any Person who has been debarred pursuant to Section 306 of the Act or who is the subject of a conviction described in such section;
h.
(i) it and its Affiliates are in compliance with (A) the PhRMA Code on Interactions with Healthcare Professionals and (B) all state codes or requirements that limit or regulate interactions with healthcare practitioners and (ii) it has not been debarred, suspended or excluded from any federal health care program, including Medicare, Medicaid and the Civilian Health and Medical Program of the Uniformed Services. If it or any of its employees who are involved in performing the Services or working with the other Party in connection with the program described herein, is debarred, suspended or excluded during the Term or such Party reasonably believes debarment, suspension or exclusion is contemplated, it shall immediately notify the other Party in writing upon it becoming aware of such debarment, suspension or exclusion. If a Party is so debarred, suspended or excluded, or in the case of any employee who is debarred, suspended or excluded, if the Party employing such employee permits such employee to continue to perform any Services or other activities described herein, then the other Party shall have the right to terminate this Agreement upon written notice to such Party. Any termination of this Agreement pursuant to this Section 13.1h shall be treated as a termination by the terminating Party pursuant to Section 15.2a as if the other Party had committed a material breach, except that in such event no cure period shall apply and the terminating Party shall have the right to effect such termination immediately upon written notice to other Party; and
i.
it shall comply with the terms and conditions set forth in Exhibit C hereto with respect to the channel management services; and
j.
it shall comply with the terms and conditions set forth in Exhibit D with respect to data processing activities.
13.2
Mutual Covenants.
a.
Reputation, Good Will. Each Party agrees not to allow such Party's employees to make any disparaging remarks, whether written or oral, or otherwise take any action that could reasonably be anticipated to cause damage to the reputation, goodwill or business of the other Party, or any of its officers, directors or employees, or otherwise make remarks that negatively reflect upon the other Party or any of its officers, directors or employees.
b.
Non-Solicitation. During the Term of this Agreement and except as permitted under Section 15.3b below, for a period of [**] after the Term, neither Party shall, directly or indirectly, in any manner solicit or induce for employment, or hire or engage the services of, any employee of the other Party, or with respect to any member of the Sales Force, an individual that EVERSANA has sourced and recruited but not yet hired. A general advertisement or notice of a job listing or opening or other similar general publication of a job search or availability of employment positions, including on the internet, shall not be construed as a solicitation or inducement for the purposes of this provision. If either Party breaches this Section 13.3b, the breaching Party shall pay a sum equal to [**] for such employee, plus the recruitment costs incurred by the Party in replacing such individual (each a “Solicitation Fee”).
13.3
Client’s Representations, Warranties, and Covenants.
a.
Client represents and warrants to EVERSANA that as of the Effective Date:
i.
the Product has been approved by the FDA for the treatment of uncomplicated urinary tract infections (uUTIs) caused by the designated microorganisms Escherichia coli, Klebsiella pneumoniae, or Proteus mirabilis in adult women who have limited or no alternative oral antibacterial treatment options;
ii.
Client has no knowledge of any claim alleging that the manufacture, packaging, distribution, sale or use of the Product in the Territory and the use of any registered Product Trademark, Corporate Trademarks, or registered copyright within Product Copyrights in the Territory infringes or misappropriates the Intellectual Property Rights or other rights of any Third Party; and
iii.
Client Controls the Intellectual Property Rights in and to the Product and has the right to grant EVERSANA the license under Section 2.2 and to appoint EVERSANA to provide the Services, as set forth herein.
b.
Provision of Assistance and Support. Client shall promptly provide to EVERSANA or its Affiliates, such reasonable and currently available information and materials relating to the Product as are necessary or useful for EVERSANA to perform the Services in the Territory in accordance with the terms and conditions of this Agreement and Applicable Law. Client shall promptly share with EVERSANA, any information that may have a material or significant effect on (i) its ability to fully perform its obligations under this Agreement, (ii) the timeline of the Commercial Launch, (iii) the efficacy of the Product, or (iv) the market for the Product. Each Party covenants that the information it has provided to the other Party is accurate and complete to the best of its knowledge.
c.
Brand Team Adjustment. Client shall provide EVERSANA with at least [**] written notice prior to reducing the size of the Brand Team or reducing the time commitment of an individual Brand Team member. In the event Client reduces the size or time commitment of the Brand Team, EVERSANA shall have the right to assign such Brand Team members to provide services to other clients such that each Brand Team member is utilized on a full-time basis.
d.
Financial Reporting. The Parties shall meet at least [**], at a mutually agreeable time, to discuss Client’s financial situation, including, without limitation [**]. For the avoidance of doubt, the Parties may agree to reduce the requirement for such meetings at any time throughout the Term.
13.4
EVERSANA’s Representations, Warranties, and Covenants
a.
EVERSANA represents and warrants that as of the Effective Date:
i.
it has no knowledge of, and has not received any written communication from, any Third Party alleging, that the use of EVERSANA Pre-Existing Know-How in the Territory infringes or misappropriates the Intellectual Property Rights or other rights of any Third Party.

ii.
it has no knowledge of any claim alleging that the distribution of the Product in the Territory infringes or misappropriates the Intellectual Property Rights or other rights of any Third Party; and
b.
EVERSANA hereby covenants to Client that:
i.
it will not use any Promotional Materials or undertake any training of its Sales Force without Client’s review and prior written approval of such Promotional Materials and training programs and materials.
ii.
it will receive, warehouse and, pursuant to Client’s instructions, ship Products from the Premises and provide standard reporting associated therewith;
iii.
it will not distribute, market, or promote any Product to persons or entities outside of the Territory or knowingly to persons or entities inside the Territory for their export, sale, resale or distribution outside the Territory; and
iv.
it will not knowingly distribute any Diverted or Unauthorized Product. Should any Product that Eversana knows to be Diverted or Unauthorized Product come into Eversana's possession, Eversana shall promptly deliver such Diverted or Unauthorized Product to Client. Eversana shall promptly notify Client in writing upon becoming aware of any entity or person offering, selling or purchasing Diverted or Unauthorized Product, and fully cooperate with any investigation of same to a commercially reasonable degree.

13.5
DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE.
14.
INDEMNIFICATION, LIMITATION OF LIABILITY AND INSURANCE
14.1
Mutual Indemnity. Each Party (in such capacity, the “Indemnitor”) shall indemnify, hold harmless and defend the other Party, its Affiliates, and its and their respective directors, officers, employees, representatives and agents (collectively, the “Indemnitees”), from and against any and all losses, damages, liabilities, judgments, fines, and amounts paid in settlement, including any associated costs and expenses, including reasonable attorneys’ fees (collectively, “Losses”), to which any Indemnitee may become subject as a result of any claim, demand, suit, action or proceeding brought or initiated by a Third Party against them (“Claims”) to the extent that such Losses arise out of: (i) the gross negligence, recklessness or willful misconduct of any of the Indemnitor, its Affiliates, or its or their respective directors, officers, employees, representatives and agents in performing any obligations under this Agreement; or (ii) a material breach by the Indemnitor of any representation, warranty, covenant or other agreement made by the Indemnitor in this Agreement; except, in each case, to the extent such Losses result from the gross negligence, recklessness or willful misconduct of any Indemnitee or the breach by any Indemnitee of any warranty, representation, covenant or agreement made by the Indemnitee in this Agreement.
14.2
Client Indemnity.
a.
Client shall indemnify, hold harmless and defend EVERSANA, its Affiliates, and its and their respective directors, officers, employees, representatives and agents (collectively, the “EVERSANA Indemnitees”) from and against any and all Losses to which any EVERSANA Indemnitee may become subject as a result of any Claim to the extent that (i) such Losses arise out of any infringement of the Intellectual Property Rights of a Third Party based on the Commercialization of the Product under this Agreement except to the extent that Eversana Know-How is asserted in the infringement action; and (ii) such Losses are judicially determined to be directly attributable to the discriminatory acts or omissions of Client or its employees towards EVERSANA’s employees.
b.
Subject to EVERSANA’S responsibilities and obligations regarding potential additional packaging, as outlined in section 14.2.c(ii) below, the Parties hereto acknowledge that EVERSANA has not had and will not have any role in the development, manufacture, branding, labeling or packaging of the Product and that, as between the Parties, Client shall have the sole liability for any product liability or similar claims (regardless of the legal theory (including but not limited to strict liability) upon which such claims may be brought) with respect to Product.
c.
Client shall indemnify, hold harmless and defend EVERSANA Indemnitees from and against any and all Losses to which any EVERSANA Indemnitee may become subject as a result of any Claim caused by or attributable in whole or part to, or alleged to have been caused by or attributable in whole or part to:
i.
Any defect(s) in the manufacture of any Product, inherent safety risks of any Product or dangerous side effects of the Product;
ii.
The development, manufacturing, branding, labeling, or packaging of the Product (excluding any additional packaging of samples (if any) which EVERSANA may become responsible for providing in connection with the Services);
iii.
Marketing practices of Client, off-label usage of any Product or the promotion of off-label usage, fraud, criminal or civil investigation, inspection or inquiry by or on behalf of any regulatory agency or other entity in connection with any Product, Client, its business or its representatives save to the extent any such practices, off-label usage or the promotion of off-label sage, fraud, criminal or civil investigation, inspection or inquiry by or on behalf of any regulatory agency or other entity in connection with any Product are carried out by or are directly attributable to acts or omissions of Field Force members under the direct control of Eversana;
iv.
Any actual or asserted violation of the Federal Food, Drug and Cosmetic Act or any other Applicable Law by virtue of which the Product is alleged or determined to be adulterated, misbranded, mislabeled, falsified, or otherwise not in full compliance with Applicable Law;
v.
Any actual or asserted infringement or violation of any patent, trademark, trade name, copyright or other intellectual or proprietary rights of any Third Party with respect to the Product; or
vi.
EVERSANA’s use of or reliance upon: (A) the Prescribing Information; or (B) any Promotional Materials or other documentation or materials provided by Client or approved by Client under this Agreement for use by EVERSANA in performing the Services.

Notwithstanding anything to the contrary herein, with respect to Sections 14.2.c.iv or 14.2.c.vi the foregoing indemnity shall not apply to the extent such Losses arise out of or result from any material breach of this Agreement by EVERSANA, or the negligent or wrongful acts or omissions or willful misconduct of EVERSANA or its employees, agents or representatives.

d.
Client shall reimburse EVERSANA for all of the out-of-pocket costs and expenses (including, reasonable attorneys’ fees) incurred by EVERSANA in connection with any of the following events or occurrences, except to the extent that such events or occurrences are primarily caused by negligence, reckless or intentional misconduct by EVERSANA or a breach by EVERSANA of its express obligations contained in this Agreement: (i) any inspection, investigation or inquiry by any Regulatory Authority or other Governmental Authority regarding or directed to Client or the Product or Client’s business practices; or (ii) any court, Regulatory Authority or Governmental Authority order, subpoena, interrogatory, demand, request for admission or other process of law directed to EVERSANA and specifically attributable to Client or the Product or Client’s business practices, in both cases excluding any ordinary course reviews, investigations or inquiries and any matters not specifically attributable to Client.
14.3
EVERSANA shall indemnify, hold harmless and defend Client, its Affiliates, and its and their respective directors, officers, employees, representatives and agents (collectively, the “Client Indemnitees”) from and against any and all Losses to which any Client Indemnitee may become subject as a result of any Claim caused by or attributable in whole or part to, or alleged to have been caused by or attributable in whole or part to:

i.
[**];
ii.
[**].

Notwithstanding anything to the contrary herein, the foregoing indemnity shall not apply to the extent such Losses arise out of or result from any material breach of this Agreement by Client, or the negligent or wrongful acts or omissions or willful misconduct of Client or its employees, agents or representatives.

14.4
EVERSANA shall reimburse Client for all of the reasonable and documented out-of-pocket costs and expenses (including, reasonable attorneys’ fees, to the extent reasonably required in connection with the event) incurred by Client in connection with any of the following events or occurrences, except to the extent that such events or occurrences are primarily cause caused by reckless or intentional misconduct by Client or a breach by Client of its express obligations contained in this Agreement: (i) [**]; or (ii) [**].
14.5
Procedures. A Party submitting an indemnity claim under this Agreement (the “Indemnified Party”) shall: (a) promptly notify the other Party (the “Indemnifying Party”), of such claim in writing and furnish the Indemnifying Party with a copy of the applicable communication, notice or other action relating to the event for which indemnity is sought; provided that, no failure to provide such notice pursuant to this clause (a) shall relieve the Indemnifying Party of its indemnification obligations, except to the extent such failure materially prejudices the Indemnifying Party’s ability to defend or settle the claim; (b) give the Indemnifying Party the authority, information and assistance necessary to defend or settle such suit or proceeding in such a manner as the Indemnifying Party shall determine; and (c) give the Indemnifying Party sole control of the defense (including the right to select counsel, at the Indemnifying Party’s expense) and the sole right to compromise and settle such suit or proceeding; provided, however, that in the case of the foregoing clauses (b) and (c), the Indemnifying Party shall not, without the written consent of the Indemnified Party, compromise or settle any suit or proceeding unless such compromise or settlement (i) is solely for monetary damages (for which the Indemnifying Party shall be responsible), (ii) does not impose injunctive or other equitable relief against the Indemnified Party, (iii) does not acknowledge any fault by the Indemnified Party, and (iv) includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding. However, neither Party shall have the right to control the defense during the initial investigation stages by a Governmental Authority, including any civil investigative demands, inquiry, or, formal communications that does not involve a direct claim, suit, criminal or civil proceeding. The Indemnified Party (in its capacity as such) may participate in the defense at its own expense.
14.6
Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT IN THE CASE OF GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT, OR A BREACH OF ARTICLE 12, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES, FOR ANY CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT OR MULTIPLE DAMAGES, OR, OTHER

THAN CLIENT’S PAYMENT OBLIGATIONS HEREUNDER, FOR LOSS OF PROFITS, REVENUE OR INCOME, DIMINUTION IN VALUE OR LOSS OF BUSINESS OPPORTUNITY (IN EACH CASE, WHETHER OR NOT FORESEEABLE AT THE EFFECTIVE DATE) CONNECTED WITH OR RESULTING FROM ANY BREACH OF THIS AGREEMENT, OR ANY ACTIONS UNDERTAKEN IN CONNECTION WITH, OR RELATED HERETO, INCLUDING ANY SUCH DAMAGES WHICH ARE BASED UPON BREACH OF CONTRACT, TORT, BREACH OF WARRANTY, STRICT LIABILITY, STATUTE, OPERATION OF LAW OR ANY OTHER THEORY OF RECOVERY; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH ABOVE IN THIS SECTION 14.

EXCEPT IN CONNECTION WITH (I)A BREACH OF THE CONFIDENTIALITY OBLIGATIONS, AND (II) A PARTY’S INDEMNIFICATION OBLIGATIONS, IN EACH CASE SET FORTH HEREIN, EACH PARTY’S AGGREGATE MAXIMUM LIABILITY TO THE OTHER PARTY FOR DAMAGES UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED THE GREATER OF (I) [**] AND (II) [**]; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH ABOVE IN THIS SECTION 14 OR EITHER PARTY’S LIABILITY IN THE CASE OF GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT.

14.7
Insurance.
a.
Insurance by Client. Client shall maintain during the Term the following insurance coverage:
i.
Commercial general liability insurance with limits of $[**] per occurrence and $[**] aggregate
ii.
Products liability insurance on Client’s Product with limits of $[**] per occurrence and $[**] aggregate covering bodily injury and products liability arising from Client’s Product.
iii.
Fire and extended property insurance sufficient to cover the replacement value for all Products while in the possession or under the control of EVERSANA.
iv.
Errors and omissions liability insurance with a limit not less than $[**] per occurrence.
v.
Cyber insurance and Crime insurance, each with a limit of no less than $[**] per occurrence.
vi.
Client shall include EVERSANA and its subsidiaries as an “Additional Insured” on all of Client’s liability policies (excluding Errors and Omissions). All insurance maintained by Client shall provide primary and non-contributory coverage to any insurance held by Eversana and its subsidiaries which shall be noted on Client’s certificate of insurance. Each policy of Client’s shall contain a waiver of subrogation in favor of EVERSANA and its subsidiaries which shall be noted on Client’s certificate of insurance where allowable by law.
vii.
All policies are to be written through companies duly entered and authorized to transact that class of insurance in the state in which Client is located. Client or its agent shall provide [**] advance written notice to EVERSANA of any cancellation of the required insurance policies, with the exception of cancellations for non-payment of premium, in which case, Client or its agent shall provide [**] notice. Approval, disapproval or failure to act by EVERSANA regarding any insurance supplied by Client shall not relieve Client of full responsibility or liability for damages and accidents. Neither shall the bankruptcy, insolvency or denial of liability by the insurance company exonerate Client from liability. No Special payments shall be made for any insurance that the Client may be required to carry; all are included in the contract price.
viii.
Upon request, Client shall provide EVERSANA with a Certificate of Insurance on standard ACORD form. EVERSANA reserves the right to review, approve and/or reject any and all certificates of insurance. Furnishing certificates of insurance does not obligate EVERSANA or its agents to approve, evaluate, or notify Client of its compliance or non-compliance with the requirements set forth herein. In no way shall receipt of Client’s certificate of insurance negate, reduce, limit or waive EVERSANA’s right to enforce the requirements herein. Certificate Holder should be listed as follows:

EVERSANA Life Science Services, LLC

c/o IMA Certificate Compliance

1705 17th Street, Suite 100

Denver, CO 80202

ix.
Client’s insurance agent/broker is required to upload a certificate on Client’s behalf to Trustlayer. Certificates received through the mail or via email will not be accepted. If Client’s broker has questions, they may contact IMA Certificate Compliance directly at [**]. The Certificate of Insurance provided MUST comply with these requirements.
x.
If Client fails to procure and maintain such insurance, EVERSANA shall have the right (but is not obligated) to procure and maintain the said insurance and the Client shall pay the cost thereof and provide all necessary information to affect such insurance. Maintenance of the foregoing insurance coverage shall in no way be interpreted as relieving Client of any responsibility hereunder.

b.
Insurance by EVERSANA. EVERSANA shall maintain during the Term the following insurance coverage:
i.
Warehouseman’s legal liability insurance in the amount of at least $[**]. Client acknowledges that such warehouseman’s legal liability insurance also insures property in the possession of EVERSANA other than products of Client.
ii.
Worker’s Compensation insurance as required by law.
iii.
Commercial general liability insurance and umbrella insurance with a combined limit of not less than $[**] per occurrence and $[**] annual aggregate. Such insurance shall be written on an ISO claims made form CG 00 02 1204 (or a substitute for providing equivalent coverage).
iv.
Errors and Omissions and Cyber Risk and Crime Insurance; each with a limit not less than $[**].
v.
EVERSANA shall include Client and its Affiliates as an “Additional Insured” on all of EVERSANA’s liability policies (excluding Errors and Omissions and Cyber Risk and Crime Insurance, and Workers Compensation). All insurance maintained by EVERSANA shall provide primary and non-contributory coverage to any insurance held by Eversana and its subsidiaries which shall be noted on EVERSANA’s certificate of insurance. Each policy of EVERSANA’s shall contain a waiver of subrogation in favor of Client and its Affiliates which shall be noted on EVERSANA’s certificate of insurance where allowable by law.
vi.
Upon request, EVERSANA shall provide Client with a Certificate of Insurance which shall indicate all insurance coverage required by this provision herein and that Client will be provided with notice prior to substantial modification or cancellation of such policies in accordance with policy provisions. Notwithstanding the foregoing, EVERSANA will be responsible for providing Client with no less than [**] notice of any substantial change or cancellation of EVERSANA’s insurance (except [**] for non-payment). Such insurance coverage, or the failure or inability to obtain such insurance coverage or its application, shall not relieve, limit, or decrease a Party’s responsibilities under this Agreement for any Losses including Losses in excess of insurance limits or otherwise.
c.
All insurance required hereunder shall be with insurance companies rated “A” or better by A. M. Best and shall not have deductibles or self-insured retentions in excess of $[**]. If any insurance required hereunder of Client is provided on a claims-made basis, then said insurance shall be maintained in full force and effect for at least [**] after the expiration of this Agreement and any renewals hereunder.

15.
TERM AND TERMINATION
15.1
Term. The term of this Agreement (the “Term”) shall begin on the Effective Date and, unless earlier terminated as provided herein, shall remain in effect until five (5) years from the Commercial Launch unless otherwise terminated as permitted herein.
15.2
Termination. This Agreement may be terminated as follows:
a.
Termination upon Material Breach. Either Party may terminate this Agreement if the other Party materially breaches this Agreement and/or the provisions of a Statement of Work, and such breach is not cured within [**] from receipt from the other Party of written notice specifying in detail the nature and extent of the alleged material breach.
b.
Termination for Insolvency. Either Party may terminate this Agreement immediately on written notice if the other Party (or, if applicable, a parent of such other Party) files in any court or Governmental Authority, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the other Party or of its assets, or if the other Party (or, if applicable, a parent of such other Party) is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within [**] after the filing thereof, or if the other Party (or, if applicable, a parent of such other Party) proposes or is a party to any dissolution or liquidation, or if the other Party (or, if applicable, a parent of such other Party) makes a general assignment for the benefit of its creditors.
c.
Other Termination. Either Party may terminate this Agreement immediately upon written notice to the other Party if:
i.
the Product is subject to a Class I or Class II recall based on material safety concerns for the Product, which shall not include any recall for packaging or labeling issues, manufacturing concerns, or the like;
ii.
there is any change in Applicable Law that makes operation of the Services as contemplated in this Agreement illegal or commercially impractical; or
iii.
at the time of such notice, there are no active or uncompleted Statements of Work in effect pursuant to this Agreement.
d.
Termination for Market Withdrawal. EVERSANA may terminate this Agreement upon [**] prior written notice to Client if Client withdraws the Product from the market in the Territory for a period of greater than [**], provided that a written notice of termination is given within [**] of EVERSANA having knowledge of such [**] Product withdrawal period.

e.
Termination for Performance Reasons. Upon Commercial Launch, either Party may terminate this Agreement upon [**] prior written notice to the other Party in the event Net Sales decline in [**] consecutive quarters.
f.
Termination for Change of Control. In the event of a Change of Control of Client during the term of this Agreement, Client shall, in so far as it is within its power of procurement to do so, use reasonable efforts to facilitate the introduction of Eversana to the Change of Control Partner to discuss the continued provision of Services pursuant to this Agreement following a Change of Control. Notwithstanding the foregoing, Client or the Change of Control Partner will have the option to terminate this Agreement by providing Eversana with [**] prior written notice of such termination at any time after consummation of such Change of Control (the “COC Notice Period”). In the event of termination of this Agreement pursuant to this Section 15.2f:
i.
During the COC Notice Period, the Parties shall cooperate with each other to transition responsibilities for Services to an entity specified by the Change of Control Partner and Client and/or the Change of Control Partner may begin to wind down the Services to be provided during this COC Notice Period. The Commercialization Budget for the COC Notice Period shall be amended accordingly.
ii.
Following written notice of such termination, the Change of Control Partner shall be invoiced for, and shall pay Eversana, one hundred percent (100%) of the amended Commercialization Budget for the Services performed during the COC Notice Period, as amended pursuant to Section 15f(i), such amounts to be paid in advance of performance of such Services on a monthly basis within [**] of receipt of invoice.
iii.
Following written notice of such termination, Change of Control Partner shall make a one-time payment to EVERSANA in an amount equal to the total of [**] actually earned by EVERSANA over the [**] period preceding the COC Notice Period, not to exceed $[**].
15.3
Effect of Termination or Expiration.
a.
Upon the effective date of expiration or termination of this Agreement, and subject to Section 15.3b below, EVERSANA shall promptly cease all performance of the Services and promptly discontinue the use of any Client Know-How, Product Trademarks, Product Copyrights, and Corporate Trademarks, and any then uncompleted Statement of Work shall immediately terminate. At Client’s election, and subject to EVERSANA’s record maintenance obligations under Section 11.1, EVERSANA shall either (i) promptly return to Client or (ii) destroy, and certify to Client such destruction of, all Promotional Materials, training materials, and all other information related to the Product or the activities provided for by this Agreement.

b.
In the event of any termination of this Agreement, the Parties shall negotiate in good faith a transition services agreement which shall provide for, at minimum, the return and disposition to Client of any Product inventory in EVERSANA’s possession, the orderly wind-down of any in-progress sales of Product, uninterrupted supply of Product to patients, and the transfer of Arising Product Know-How to Client.
c.
Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit any remedies that may otherwise be available in law or equity.
15.4
Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration, including EVERSANA’s rights to any amounts owed by Client hereunder as of the date of expiration or termination and EVERSANA’s rights under Section 15.5. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. In the event of termination, EVERSANA will use reasonable efforts to terminate work being performed by Third Parties and other related commitments entered into by EVERSANA, but Client will be responsible for all non‑refundable costs and non‑cancelable commitments incurred by EVERSANA with respect thereto.
15.5
Payments Due EVERSANA Upon Termination. In the event of termination of this Agreement, within [**] after termination of this Agreement, Client shall reimburse or pay EVERSANA for: (i) one hundred percent (100%) of all previously unreimbursed Fees earned by EVERSANA (even if such costs are due and payable following such termination); (ii) all outstanding Pass-Through Costs, (iii) all of the non-refundable payments to Third Parties that have been approved by the Committee and paid for by EVERSANA to Third Parties, or are contractually required to be paid for by EVERSANA to such Third Parties even after termination of the Agreement;
15.6
Survival. The rights and obligations of the Parties set forth in Section 1 (Definitions), Section 6 (Other Rights and Obligations), Section 13.3b (Non-Solicitation), Section 5.5 (Manner of Payment), Section 5.7 [5.7] (Taxes), Section 7.1 (Ownership of Regulatory Documentation and Approvals), subparagraph c of Section 9.1 (EVERSANA Compliance with Laws and Policies), Section 11.1 (EVERSANA Records), Section 11.2 (Audits of EVERSANA), Section 12 (Confidentiality), Section 13.4a (Disclaimer of Warranties), Section 14 (Indemnification, Limitation of Liability and Insurance), Section 15.2 (Termination), Section 15.3 (Effect of Termination or Expiration), Section 15.4 (Accrued Rights), Section 15.5 (Payments on Termination), Section 15.6 (Survival), Section 16 (Notice), and Section 17 (General Provisions) shall survive the termination or expiration of this Agreement.
16.
NOTICE

Any notice or written communication provided for in this Agreement by a Party to the other Party, including to any and all writings, or notices to be given hereunder, shall be made by registered mail or by courier service delivered letter, promptly transmitted or addressed to the appropriate Party. The date of receipt of a notice or communication hereunder shall be the date of delivery confirmed by the USPS or the courier service in the case of a courier service delivered letter. All notices and communications shall be sent to the appropriate address set forth below, until the same is changed by notice given in writing to the other Party effective as above.

Notice to Client: Attn: Mr. Corey Fishman

Iterum Therapeutics US Limited

200 South Wacker, Suite 3100

Chicago, Illinois 60606

With a copy to: Legal Department

Iterum Therapeutics

3 Dublin Landings

North Wall Quay

Dublin 1, D01 C4E0

Ireland

Notice to EVERSANA: Attn: General Counsel

EVERSANA Life Science Services, LLC

7045 College Boulevard

Overland Park, KS 66211

17.
GENERAL PROVISIONS
17.1
Force Majeure. Except as otherwise set out in this Agreement, no Party to this Agreement shall have any liability whatsoever or (without prejudice to any payments of monies due) be deemed to be in default for any delays or failures in performance of any of its obligations under this Agreement to the extent such delay or failure is caused by or results from causes beyond the reasonable control of the affected Party, potentially including, pandemics, epidemics, embargoes, war, acts of war (whether war be declared or not), hostilities, acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, network or technology failures, earthquake, wind, fire, floods, or other acts of God, or acts, omissions or delays in acting by any Governmental Authority (including government shut down) or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical. The affected Party shall use all commercially reasonable efforts to remedy the event or limit the effects of the said event of force majeure upon the other Party in a timely manner. When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution. If any force majeure event continues for a period of at least [**] that would prevent the performance of any material obligation of or receipt of any material benefit (including payment) by a Party under this Agreement, the Party not affected by the force majeure event shall have the right to terminate this Agreement upon [**] written notice to the affected Party.
17.2
Governing Law. This Agreement shall in all respects be governed by and interpreted according to the laws of New York and the United States without regard to or application of conflict-of-law rules or principles.
17.3
Dispute Resolution. In the event that there is a dispute, controversy, or claim between the Parties arising out of or relating to this Agreement, or its interpretation, performance, nonperformance or any breach of any respective obligations hereunder, excluding any dispute at the Committee level (to which the procedures in Section 4.5 shall apply), then the Parties shall seek to resolve such dispute through prompt negotiations between the Executive Officers. The Executive Officers will meet in-person and use good faith efforts to resolve any such dispute (for clarity, excluding any dispute at the Committee level) within [**] after written notice by a Party. If the Executive Officers are unable to resolve such dispute within such [**] period, then upon request of either Party, the dispute shall be resolved by binding arbitration pursuant to Section 17.3.
a.
A Party intending to commence an arbitration proceeding to resolve a dispute must first provide written notice (the “Arbitration Request”) to the other Party of such intention, setting forth the issues for resolution. From the date of the Arbitration Request until such time as the dispute has become finally settled, the time period during which a Breaching Party must cure an alleged breach that is the subject matter of the dispute shall be suspended.
(i)
Unless otherwise agreed by the Parties, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability or infringement of Patent Rights, and no such claim shall be subject to arbitration pursuant to this Section, and no claim under any antitrust, anti-monopoly or competition law or regulation, whether or not statutory, shall be subject to arbitration pursuant to this Section.
(ii)
The arbitration shall be held in New York, New York under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The arbitration shall be conducted by one (1) arbitrator who shall (a) be a lawyer of not less than fifteen (15) years’ standing who is knowledgeable in the law concerning the subject matter at issue in the dispute, (b) not be or have been an employee, consultant, officer, director or stockholder of either Party or any Affiliate of either Party, and (c) not have a conflict of interest under any applicable rules of ethics. The arbitrator shall be selected by mutual agreement of the Parties, provided that if the Parties cannot agree on the arbitrator within [**] of the submission of the dispute to arbitration, the arbitrator shall be selected by the New York office of the AAA. The arbitrator may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings. The arbitrator shall, within [**] after the conclusion of the arbitration hearing, issue a written award. The arbitrator shall be authorized to award compensatory damages but shall not be authorized to award non-economic damages or punitive, special, consequential, or any other similar form of damages. The arbitrator also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrator deems just and equitable and within the scope of this Agreement, including an injunction or order for specific performance, but is not authorized to reform, modify or change this Agreement. The award of the arbitrator shall be final, binding and non‑appealable, except as expressly set forth in this Section, and shall be the sole and exclusive remedy of the Parties for the claim(s) that are the subject of the arbitration proceeding and the award (except for those remedies set forth in this Agreement). Judgment on the award rendered by the arbitrator may be enforced in any court having competent jurisdiction thereof following the conclusion of the appeal process or the expiration of time for filing a notice of appeal pursuant to the Appellate Rules, whichever is later. Notwithstanding anything contained in this Section  to the contrary, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in order to confirm an award of the arbitrator, to enforce the instituting Party’s rights hereunder through specific performance, injunction or other equitable relief, or to collect any monetary award of the arbitrator.
(iii)
Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators.
(iv)
Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrators on the ultimate merits of any dispute.
(v)
All proceedings and decisions of the arbitrators shall be deemed Confidential Information of each of the Parties and shall be subject to Section 12.
17.4
Integration. This Agreement, together with the Exhibits and Statements of Work attached hereto, and the Quality Agreement constitute the entire agreement between the Parties relating to the subject matter hereof and supersede all prior agreements, understandings and discussions, whether oral or written, of the Parties with respect to the subject matter hereof, [including the Start-Up Agreement (which shall, pursuant to its terms, be governed by this Agreement as of the Effective Date) and the Prior CDA]. Any modification of this Agreement shall be effective only when in writing and signed by the Parties. If there is any conflict, discrepancy, or inconsistency between the terms of this Agreement and the Quality Agreement with regards to quality assurance, the Quality Agreement will take precedence; in all other cases, this Agreement will take precedence.
17.5
Assignability. Neither Party may assign this Agreement without the prior written consent of the other Party, not to be unreasonably withheld, except that either Party may assign this Agreement in whole or in part to any Affiliate of such Party without the consent of the other Party. Further, either Party may assign this Agreement, and all of its rights and obligations hereunder, without the consent of the other Party, to its successor in interest by way of merger, acquisition, or sale or transfer of all or substantially all of its business or assets to which this Agreement relates; provided that, the assigning Party provides the other Party with written notice of such assignment within [**] after such assignment, merger, acquisition, sale or transfer.
17.6
Severability. If any provision contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed by limiting such invalid, illegal or unenforceable provision, or if such is not possible, by deleting such invalid, illegal or unenforceable provision from this Agreement; provided that (i) such provision shall be deemed to be replaced by a provision which achieves the original intent of the Parties to the fullest extent possible; and (ii) should this Agreement as a result of such deletion no longer reasonably correspond to the good faith intent of the Parties, either Party may propose amendments to the other provisions of this Agreement in order to have the Agreement correspond to such good faith intent and the Parties shall negotiate in good faith on such amendments.
17.7
Waiver. No course of dealing or failing of either Party to strictly enforce any term, right or condition of this Agreement in any instance shall be construed as a general waiver or relinquishment of such term, right or condition. Such waiver or relinquishment (either generally or any given instance and either retroactively or prospectively) shall only be effective if made expressly in writing by the Party with reference to the specific term, right or condition.
17.8
No Third-Party Rights. The provisions of this Agreement are for the sole benefit of the Parties, their successors and permitted assignees, and they shall not be construed as conferring any rights in any other Persons except as otherwise expressly provided in this Agreement.
17.9
Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term, and the word “or” has the inclusive meaning represented by the phrase “and/or.” Unless otherwise specified, references in this Agreement to any Section shall include all Sections, subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices, reports and disclosures required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement, shall be in the English language.
17.10
Headings. The descriptive headings in this Agreement are for convenience only and shall not be interpreted so as to limit or affect in any way the meaning of the language in the pertaining article, section, paragraph or sub-paragraph.
17.11
Costs and Expenses. Each Party shall, unless specifically otherwise agreed hereunder, bear their own costs and expenses connected with such Party’s activities and performance under this Agreement.
17.12
Attorney Review. The Parties acknowledges that this Agreement will have important legal consequences and imposes significant requirement on each Party. Accordingly, the Parties acknowledge that they have considered retaining or have retained legal counsel to review this Agreement and that each Party has been provided with adequate time to obtain such review.
17.13
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to be one and the same agreement or document. A signed copy of this Agreement transmitted by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes.

(Signature Page Follows)

EXECUTION COPY

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Iterum Therapeutics US Limited

By: __/s/ Corey Fishman_____________________

Name: Corey Fishman

Title: Chief Executive Officer

Date: June 6, 2025

EVERSANA Life Science Services, LLC

By: __/s/ Gregory Skalicky___________________

Name: Gregory Skalicky

Title: Chief Revenue Officer

Date: June 6, 2025